EXHIBIT 99.1
Lennox International Inc. Announces Stock Repurchase
     (DALLAS, September 19, 2005) – Lennox International Inc. (NYSE: LII) announced its board of directors has authorized the repurchase of up to ten million shares of its common stock and has terminated a prior repurchase authorization that was announced November 2, 1999. Purchases under the stock repurchase program will be made on an open-market basis at prevailing market prices. The timing of any repurchases will depend on market conditions, the market price of LII’s common stock, and management’s assessment of the company’s liquidity needs and investment requirements and opportunities. No time limit was set for completion of the program and there is no guarantee as to the exact number of shares that will be repurchased.
     As of September 16, 2005, LII had approximately 63.6 million shares outstanding. As announced on September 7, 2005, LII has sent a notice to redeem all outstanding 6.25% convertible subordinated notes due 2009, on October 7, 2005. Based on the current market price of LII’s common stock, LII expects essentially all the notes will be converted into common stock prior to the redemption date, which would increase the number of shares outstanding to approximately 70.8 million shares.
     “Our cash flow productivity and strong balance sheet put LII in a great position,” said Bob Schjerven, chief executive officer. “We believe we have a number of strategic opportunities to grow our business. Our board of directors is confident we can simultaneously capitalize on these opportunities and repurchase shares to build long-term shareholder value.”
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. A list of these risks and uncertainties is included in the company’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.